Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Amendment No. 1 to the Registration Statement on Form F-3 of our report dated March 17, 2010, relating to the consolidated financial statements of Knightsbridge Tankers Limited and subsidiaries (the "Company") and the effectiveness of the Company's internal controls over financial reporting, appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ MSPC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
July 19, 2011